October 29, 1999                                                       Exhibit 1

White Mountains Insurance Group Ltd
Clarendon House
2 Church Street
Hamilton, Bermuda
Attn: Mr. K. Thomas Kemp, President and Chief Executive Officer

      Re: Sale of U.S.$50,000,000 of Common Stock of Financial Security Assurance Holdings Ltd.

Ladies and Gentlemen:

      Financial Security Assurance Holdings Ltd., a New York corporation ("FSA"), and White Mountains Insurance Group Ltd, a Bermuda corporation ("WMIG"), hereby agree that, upon the terms and subject to the conditions set forth below, FSA shall sell to WMIG and WMIG shall purchase from FSA, shares of FSA Common Stock, par value $.01 per share ("FSA Common Stock"), for U.S.$50,000,000 (the "Aggregate Purchase Price").

      1. Number of Shares. The purchase price per share (the "Per Share Price") shall equal 97.5% of the average of the high sale price and the low sale price of FSA common stock on the New York Stock Exchange on the date hereof, resulting in a Per Share Price of $54.20. Accordingly, the number of shares of FSA Common Stock to be sold by FSA to WMIG hereunder (the "Shares") shall equal the quotient of the Aggregate Purchase Price divided by the Per Share Price, being 922,509 shares. At least 750,000 of the Shares will be registered under FSA's current shelf registration statement and will not bear restricted legends. All the Shares acquired by WMIG will be subject to demand registration rights under same terms and conditions (on an aggregate basis) as the shares of FSA common stock currently owned by WMIG and its affiliates.

      2. Conditions to Parties Obligations Hereunder. The sole conditions (the "Closing Conditions") to the performance by FSA and WMIG of their obligations hereunder are (a) approval by the Board of Directors of WMIG of this Agreement and the transaction contemplated hereby at its meeting to be held on November 1, 1999 or as promptly thereafter as practicable (the "WMIG Board Approval Condition"); and (b) if applicable, (i) expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (ii) confirmation that the requirements of the New York Stock Exchange applicable to the sale of Shares contemplated hereby will not require FSA shareholder approval (the "NYSE Condition"). FSA and WMIG shall endeavor to (i) promptly make any filing required under the HSR Act and use commercially reasonable efforts to obtain expiration or earlier termination of the waiting period under the HSR Act (the "HSR Condition") and satisfaction of the NYSE Condition, and (ii)
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October 29, 1999
Page 2


consummate, and shall use their best efforts to consummate, the closing hereunder. In furtherance of the foregoing, WMIG agrees to schedule a Board meeting on November 1, 1999 or as promptly thereafter as practicable at which the Board of WMIG shall consider this Agreement and the transaction contemplated hereby. If the WMIG Board shall not approve this Agreement and the transaction contemplated hereby at such meeting, then this Agreement shall terminate.

      3. Closing Date. The closing hereunder shall occur on a date (the "Closing Date") determined by FSA on which commercial banks are open for business in New York following the date on which the Closing Conditions shall have been satisfied. FSA shall provide WMIG at least 5 business days' notice of the Closing Date.

      4. Anti-Dilution Protection. Until the earlier of May 13, 2004 and the date at which WMIG shall cease to own all the outstanding shares of White Mountain Services Corporation, FSA agrees that, immediately prior to any issuance of shares by FSA that would otherwise dilute WMIG's ownership from more than 25% to less than 25% of the outstanding common stock of FSA, FSA will offer WMIG the ability (on at least 5 business days notice) to retain WMIG's fully diluted ownership in the common stock of FSA at a level equal to or greater than 25% by selling FSA common stock to WMIG for a purchase price per share equal to the price per share of the diluting event as determined in good faith by FSA (e.g. the price to public in the case of a public offering and the closing price per share on the NYSE in the case of any shares issued in connection with any FSA benefit plan); provided, however, that (a) any such purchase by WMIG shall comply with law and any requirements or constraints applicable to FSA, including the requirements of (i) any securities rating agency rating FSA or any FSA subsidiary and (ii) any securities exchange on which shares of FSA are listed and (b) FSA shall not be required to delay consummation of the diluting event in order to close close the purchase by WMIG if such delay would be adverse to the interests of FSA as determined in good faith by FSA.

      5. Delivery of and Payment for Shares. At the closing hereunder, FSA will deliver, or cause to be delivered to WMIG, the Shares, registered in the name of WMIG or its nominee, and WMIG shall simultaneously deliver to FSA immediately available funds in an amount equal to the Aggregate Purchase Price

      6. Representations and Warranties of FSA. FSA hereby represents and warrants that (a) FSA is a corporation duly organized and validly existing under the laws of the State of New York, (b) FSA has the full corporate power and authority to execute, deliver and perform its obligations hereunder, and (c) on the date of consummation of the transaction contemplated hereby, FSA shall transfer the Shares to WMIG, free and clear of any lien, charge, encumbrance or restriction on transfer.

      7. Representations and Warranties of WMIG. WMIG hereby represents and warrants that it is acquiring the Shares hereunder for investment only and not with a view toward distribution.
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October 29, 1999
Page 3


      8. Fees and Expenses. Each of FSA and WMIG shall pay its own respective fees and expenses (including, without limitation, the fees of any attorneys, accountants, or other representatives) incurred in connection with this letter agreement and the transactions contemplated hereby, whether or not such transactions are consummated, it being agreed that fees of Cravath, Swaine & Moore incurred to date in connection with a possible sale of White Mountains Services Corporation shall be for the account of WMIG. Each of FSA and WMIG represents that no broker, finder or investment banker has been retained or engaged on its behalf or is entitled to any brokerage, finder's or other fee, commission or compensation in connection with the transactions contemplated hereby.

      9. Communications. All notices and other communications provided for in this letter agreement shall be in writing and shall be deemed effective upon receipt at the party's address and facsimile number (a), in the case of WMIG, by telephonic communication with Raymond Barrette at 603-640-2211, with a facsimile to his attention at telecopy number 603-643-4562, and (b) in the case of FSA, by telephonic communication with Bruce Stern at (212) 339-3482, with a facsimile to his attention at telecopy number (212) 339-0849.

      10. Assignment. The rights and obligations of FSA and WMIG hereunder may not be assigned without the prior written consent of the other party.

      11. Amendment. The terms and provisions of this letter agreement may not be amended, modified or waived except by written instrument signed by both FSA and WMIG.

      12. Counterparts. This letter agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but such counterparts together shall constitute but one instrument.

      13. Governing Law. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

      If the foregoing is in accordance with WMIG understanding of our agreement, please sign and return to us the enclosed copy of this Agreement, whereupon it shall become a binding agreement between us.
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October 29, 1999
Page 4


Very truly yours,


FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.,

By: /s/ Bruce Stern
    --------------------------------------------
    Name:  Bruce E. Stern
    Title: Managing Director and General Counsel


Agreed and Accepted by:

WHITE MOUNTAINS INSURANCE GROUP LTD,

By: /s/ K. Thomas Kemp
    --------------------------------------------
    Name:  K. Thomas Kemp
    Title: President and Chief Executive Officer